Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Second Quarter 2014 Results
Updates Fiscal Year 2014 Guidance to Reflect Strong Year-to-Date Operating Results

ATLANTA, GA, August 5, 2014 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), one of the largest providers of home health, hospice and community care services in the United States, today reported second quarter 2014 results that surpassed Gentiva's previous guidance for the quarter. The Company also adjusted fiscal year 2014 guidance to reflect the Company's strong year-to-date performance and now expects full-year 2014 adjusted EBITDA of $183 million to $195 million and adjusted income attributable to Gentiva shareholders of $0.95 to $1.15 on a diluted per share basis.

Quarterly highlights include:

•	Adjusted income attributable to Gentiva shareholders per diluted share of $0.38.

•	Adjusted EBITDA of $54.3 million.

•	Free cash flow of $47.5 million.

•	Net revenues of $498.0 million.

Second quarter 2014 financial highlights include:

▪	Net income attributable to Gentiva shareholders of $10.0 million, or $0.27 per diluted share, compared to net income of $6.3 million, or $0.20 per diluted share, for the second quarter of 2013.

▪
Adjusted income attributable to Gentiva shareholders of $13.9 million, compared with income of $6.8 million in the comparable 2013 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.38 for the second quarter of 2014 as compared to adjusted income attributable to Gentiva shareholders of $0.22 for the second quarter of 2013.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $54.3 million in the second quarter of 2014 as compared to $39.0 million in the second quarter of 2013. Adjusted EBITDA as a percentage of net revenues was 10.9% in the second quarter of 2014 versus 9.4% in the prior year period.

▪
Total net revenues of $498.0 million, an increase of 20% compared to $414.4 million for the quarter ended June 30, 2013. Net revenues included home health episodic revenues of $236.2 million, an increase of 14% compared to $206.7 million in the 2013 second quarter. Hospice revenues were $172.3 million, a decrease of 4% compared to $179.2 million in the 2013 second quarter. Community Care revenues were $56.7 million for the second quarter of 2014.

Adjusted income attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to cost savings initiatives and acquisition and integration activities, losses on closed locations, merger related expenses and other special items.

"Gentiva's results this quarter were marked by significant revenue and margin growth across our business and speak to the continued success of our One Gentiva initiative and the strategic investments the Company has made over the past year," said Gentiva CEO Tony Strange. "Reflecting our confidence in our strategy to increase shareholder value, we have raised the lower end of our fiscal year 2014 guidance based on these results and the momentum we are seeing as we continue to execute our business strategies."

Highlights for the six months ended June 30, 2014 include:

▪	Net income attributable to Gentiva shareholders of $10.3 million, or $0.28 per diluted share, compared to a net loss of $200.8 million, or $6.51 per diluted share, in the prior year period.

▪
Adjusted income attributable to Gentiva shareholders of $18.7 million, compared with $13.9 million in the 2013 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.51 for 2014 as compared with $0.45 in the corresponding period of 2013.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $93.3 million as compared to $78.1 million in the 2013 period. Adjusted EBITDA as a percentage of net revenues was 9.5% versus 9.4% in the prior year period.

▪
Total net revenues of $985.5 million, an increase of 19% compared to $830.0 million for the prior year period. Net revenues included home health episodic revenues of $460.6 million, an increase of 11% as compared to $414.1 million in the comparable 2013 period. Hospice revenues were $346.7 million, a decrease of 3% compared to $358.7 million in the comparable 2013 period. Community Care revenues were $113.8 million for the first six months of 2014.

Cash Flow and Balance Sheet Highlights

At June 30, 2014, the Company reported cash and cash equivalents of $106.2 million, up from $62.9 million at March 31, 2014. Total outstanding debt was $1.17 billion as of June 30, 2014 and March 31, 2014. Total Company days sales outstanding, or DSOs, was 48 days at June 30, 2014, down from 50 days at March 31, 2014.

For the second quarter of 2014, net cash provided by operating activities was $50.4 million, compared to $30.7 million in the prior year period. Free cash flow increased 83% to $47.5 million for the second quarter of 2014, compared to $25.9 million in the prior year period. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2014 Outlook Comments

Based on the Company's strong year-to-date operating results, Gentiva now expects full year 2014 Adjusted EBITDA to be in the range of $183 million to $195 million and adjusted income attributable to Gentiva shareholders to be in the range of $0.95 to $1.15 on a diluted per share basis. Gentiva now expects full-year 2014 net revenues to be in the range of $1.96 billion to $2.0 billion.

Gentiva's 2014 outlook includes the full-year impact of its Harden acquisition and the final 2014 Medicare home health and hospice reimbursement rates issued by the Centers for Medicare and Medicaid Services (CMS). The 2014 outlook excludes any ongoing losses from closed locations as the operations are wound down.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA and adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the charges for cost savings initiatives and acquisition and integration activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its second quarter 2014 results during its conference call and live webcast to be held today, Tuesday, August 5, 2014 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #72785046. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on August 5 and will remain available continuously through August 12. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 72785046. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is one of the nation's largest providers of home health, hospice and community care services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G
(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	2nd Quarter		Six Months
	2014	2013	2014	2013
Condensed Statements of Comprehensive Income (Loss)
Net revenues	$498,040	$414,424	$985,545	$830,015
Cost of services sold	267,350	218,947	540,418	440,520
Gross profit	230,690	195,477	445,127	389,495
Selling, general and administrative expenses	(189,103)	(161,937)	(378,123)	(321,814)
Goodwill and other long-lived asset impairment	—	—	—	(224,320)
Interest income	633	642	1,266	1,427
Interest expense and other	(25,322)	(22,790)	(50,453)	(45,868)
Income (loss) before income taxes	16,898	11,392	17,817	(201,080)
Income tax (expense) benefit	(6,899)	(4,829)	(7,320)	587
Net income (loss)	9,999	6,563	10,497	(200,493)
Less: Net loss (income) attributable to noncontrolling interests	12	(216)	(172)	(337)
Net income (loss) attributable to Gentiva shareholders	$10,011	$6,347	$10,325	$(200,830)

Total comprehensive income (loss)	$9,999	$6,563	$10,497	$(200,493)

Earnings per Share
Net income (loss) attributable to Gentiva shareholders:
Basic	$0.28	$0.21	$0.28	$(6.51)
Diluted	$0.27	$0.20	$0.28	$(6.51)

Weighted average shares outstanding:
Basic	36,298	30,941	36,243	30,863
Diluted	36,927	31,239	36,790	30,863

(in 000's)
Condensed Balance Sheets
ASSETS	Jun 30, 2014	Dec 31, 2013
Cash and cash equivalents	$106,155	$86,957
Accounts receivable, net (A)	280,731	289,905
Deferred tax assets	24,287	28,153
Prepaid expenses and other current assets	54,773	64,746
Total current assets	465,946	469,761

Notes receivable from CareCentrix	28,471	28,471
Fixed assets, net	44,948	49,375
Intangible assets, net	253,178	256,282
Goodwill	390,081	390,081
Other assets	67,927	68,647
Total assets	$1,250,551	$1,262,617

LIABILITIES AND EQUITY
Current portion of long-term debt	$49,200	$45,325
Accounts payable	14,585	15,659
Payroll and related taxes	55,239	64,857
Deferred revenue	48,936	43,864
Medicare liabilities	17,360	23,894
Obligations under insurance programs	76,605	82,634
Accrued nursing home costs	20,554	22,219
Accrued interest expense	17,010	17,239
Other accrued expenses	54,295	59,779
Total current liabilities	353,784	375,470

Long-term debt	1,111,972	1,124,432
Deferred tax liabilities, net	15,701	9,825
Other liabilities	54,822	53,084
Total deficit	(285,728)	(300,194)
Total liabilities and deficit	$1,250,551	$1,262,617

Common shares outstanding	36,846	36,375

(A) Accounts receivable, net included an allowance for doubtful accounts of $12.0 million and $10.7 million at June 30, 2014 and December 31, 2013, respectively.

(in 000's)
	Six Months
Condensed Statements of Cash Flows	2014		2013
OPERATING ACTIVITIES:
Net income (loss)	$10,497		$(200,493)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,815		9,511
Amortization of debt issuance costs	3,181		6,463
Provision for doubtful accounts	3,800		2,680
Equity-based compensation expense	4,387		3,969
Windfall tax benefits associated with equity-based compensation	(21)		(82)
Goodwill and other long-lived asset impairment	—		224,320
Deferred income tax expense (benefit)	6,192		(7,983)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	5,374		(3,919)
Prepaid expenses and other current assets	9,973		1,727
Current liabilities	(24,242)		(27,705)
Other, net	678		1,678
Net cash provided by operating activities	32,634		10,166

INVESTING ACTIVITIES:
Purchase of fixed assets	(6,032)		(7,521)
Proceeds from the sale of businesses, net of cash transferred	—		508
Net cash used in investing activities	(6,032)		(7,013)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,276		1,852
Windfall tax benefits associated with equity-based compensation	21		82
Payment of contingent consideration accrued at acquisition date	—	—	(1,500)
Repayment of long-term debt	(9,163)		(25,000)
Minority interest capital contribution	1,160	—	—
Distribution to minority interests	(231)	—	(356)
Other	(467)		(161)
Net cash used in financing activities	(7,404)		(25,083)

Net change in cash and cash equivalents	19,198		(21,930)
Cash and cash equivalents at beginning of period	86,957		207,052
Cash and cash equivalents at end of period	$106,155		$185,122

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$47,224		$39,069
Income taxes paid	$341		$522

	Six Months
A reconciliation of Free cash flow to Net cash provided by operating activities follows:	2014		2013
Net cash provided by operating activities	$32,634		$10,166
Less: Purchase of fixed assets	(6,032)		(7,521)
Free cash flow	$26,602		$2,645

(in 000's)
Supplemental Information	2nd Quarter		Six Months
	2014	2013	2014	2013
Segment Information (2)
Net revenues
Home Health	$269,068	$235,216	$525,044	$471,277
Hospice	172,322	179,208	346,724	358,738
Community Care	56,650	—	113,777	—
Total net revenues	$498,040	$414,424	$985,545	$830,015

Operating contribution (4)
Home Health	$41,027	$29,917	$70,630	$60,105
Hospice	22,087	26,437	39,631	53,858
Community Care	8,507	—	17,786	—
Total operating contribution	71,621	56,354	128,047	113,963

Corporate administrative expenses	(23,666)	(18,084)	(48,228)	(36,771)
Goodwill, intangibles and other long-lived asset impairment (5)	—	—	—	(224,320)
Depreciation and amortization	(6,368)	(4,730)	(12,815)	(9,511)
Interest expense and other, net	(24,689)	(22,148)	(49,187)	(44,441)
Income (loss) before income taxes	$16,898	$11,392	$17,817	$(201,080)

Home Health operating contribution margin %	15.2%	12.7%	13.5%	12.8%
Hospice operating contribution margin %	12.8%	14.8%	11.4%	15.0%
Community Care operating contribution margin %	15.0%	—%	15.6%	—%

	2nd Quarter		Six Months
Net Revenues by Major Payer Source:	2014	2013	2014	2013
Medicare
Home Health	$218,365	$192,733	$427,132	$385,853
Hospice	161,514	167,788	324,723	335,061
Total Medicare	379,879	360,521	751,855	720,914
Medicaid and local government	70,733	18,664	141,859	36,934
Commercial insurance and other:
Paid at episodic rates	17,870	13,974	33,469	28,229
Other	29,558	21,265	58,362	43,938
Total commercial insurance and other	47,428	35,239	91,831	72,167
Total net revenues	$498,040	$414,424	$985,545	$830,015

	2nd Quarter		Six Months
A reconciliation of Adjusted EBITDA to Net income (loss) attributable to Gentiva shareholders follows: (3)	2014	2013	2014	2013
Adjusted EBITDA (3)	$54,301	$39,014	$93,278	$78,077
Cost savings initiatives and acquisition and integration activities (4)	(4,659)	(744)	(10,000)	(885)
Impact of closed locations	(942)	—	(2,714)	—
Impact of merger related expenses	(745)	—	(745)	—
Goodwill and other long-lived asset impairment (5)	—	—	—	(224,320)
EBITDA (4)	47,955	38,270	79,819	(147,128)
Depreciation and amortization	(6,368)	(4,730)	(12,815)	(9,511)
Interest expense and other, net	(24,689)	(22,148)	(49,187)	(44,441)
Income (loss) before income taxes	16,898	11,392	17,817	(201,080)
Income tax (expense) benefit (6)	(6,899)	(4,829)	(7,320)	587
Net income (loss)	9,999	6,563	10,497	(200,493)
Less: Net loss (income) attributable to noncontrolling interests	12	(216)	(172)	(337)
Net income (loss) attributable to Gentiva shareholders	$10,011	$6,347	$10,325	$(200,830)

A reconciliation of Adjusted income attributable to Gentiva shareholders to Net income (loss) (all items presented are net of tax): (3)

	2nd Quarter		Six Months
	2014	2013	2014	2013

Adjusted income attributable to Gentiva shareholders	$13,934	$6,799	$18,733	$13,906
Cost savings initiatives and acquisition and integration activities (4)	(2,880)	(452)	(6,182)	(538)
Goodwill and other long-lived asset impairment (5)	—	—	—	(214,198)
Impact of closed locations	(595)	—	(1,778)	—
Impact of merger related expenses	(448)	—	(448)	—
Income (loss) attributable to Gentiva shareholders	10,011	6,347	10,325	(200,830)
Add back: Net (loss) income attributable to noncontrolling interests	(12)	216	172	337
Net income (loss)	$9,999	$6,563	$10,497	$(200,493)

Adjusted income attributable to Gentiva shareholders per diluted share	$0.38	$0.22	$0.51	$0.45
Cost savings initiatives and acquisition and integration activities (4)	(0.08)	(0.02)	(0.17)	(0.02)
Goodwill and other long-lived asset impairment (5)	—	—	—	(6.94)
Impact of closed locations	(0.02)	—	(0.05)	—
Impact of merger related expenses	(0.01)	—	(0.01)	—
Income (loss) attributable to Gentiva shareholders per diluted share	0.27	0.20	0.28	(6.51)
Add back: Net income attributable to noncontrolling interests	—	0.01	0.01	0.01
Net income (loss) per diluted share	$0.27	$0.21	$0.29	$(6.50)

Operating Metrics	2nd Quarter		Six Months
	2014	2013	2014	2013
Home Health
Episodic admissions	53,800	48,300	108,200	98,700
Total episodes	83,000	71,000	165,600	143,200
Episodes per admission	1.54	1.47	1.53	1.45
Revenue per episode	$2,850	$2,910	$2,780	$2,890

Hospice
Admissions	11,900	12,100	24,800	25,700
Average daily census	12,900	12,800	12,900	12,800
Patient days (in thousands)	1,170	1,164	2,339	2,310
Revenue per patient day	$147	$154	$148	$155
Length of stay at discharge (in days)	107	97	106	98
Services by patient type:
Routine	99%	98%	99%	98%
General Inpatient & Other	1%	2%	1%	2%

Community Care
Billed hours (in thousands)	4,200	—	8,500	—
Revenue per hour	$13	$—	$13	$—

Notes:

1.	The comparability between reporting periods has been affected by the following items:
a.    The Company completed the Harden transaction on October 18, 2013, affecting the reporting periods presented. Annualized net revenues of Harden at acquisition date approximated $145 million of Home Health, $110 million of Hospice and $221 million of Community Care. Net revenues specific to Harden for the second quarter and first six months of 2014 are not available as, subsequent to the acquisition date, the Company consolidated or closed a significant number of Harden branches in overlapping and smaller markets for which reporting of separate results is no longer available. As a result of this transaction, the Company’s net revenues comparisons were positively impacted for both the second quarter and first six months of 2014 as compared to the corresponding periods of 2013.
b.    The Company closed a significant number of branch operations relating to the branch rationalization initiative which began in 2013, affecting the reporting periods presented. As a result of these activities, the Company’s net revenues comparisons were negatively impacted for the second quarter and first six months of 2014 by approximately $10 million and $18 million, respectively, as compared to the corresponding periods of 2013.
c.    During the second quarter of 2013, the Company completed the acquisition of Hope Hospice, Inc.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, interest income, and interest expense and other, but include revenue and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings initiatives and acquisition and integration activities, (ii) impact of closed locations, (iii) impact of merger related expenses and (iv) goodwill and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as income attributable to Gentiva shareholders, excluding (i) charges relating to cost savings initiatives and acquisition and integration activities, (ii) impact of closed locations, (iii) impact of merger related expenses and (iv) goodwill and other long-lived asset impairment.

4.
Operating contribution and EBITDA included charges relating to cost savings and acquisition and integration activities of $4.7 million and $10.0 million for the second quarter and first six months of 2014, respectively. For the second quarter and first six months 2013, the Company recorded charges of $0.8 million and $0.9 million, respectively, relating to cost savings and acquisition and integration activities.

For the second quarter and first six months of 2014, the Company recorded charges associated with cost savings initiatives of $1.4 million and $4.1 million, respectively. For the second quarter and first six months 2014, acquisition and integration activities of $3.3 million and $5.9 million, respectively, primarily related to the Company's acquisition of Harden. These costs consisted of legal, accounting and other professional fees and expenses.
For both the second quarter and first six months of 2013, the Company recorded restructuring costs of $0.2 million. For the second quarter and first six months of 2013, the Company recorded charges for acquisition and integration activities of $0.6 million and $0.7 million, respectively, primarily related to the Company's acquisition of Hope Hospice, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	2nd Quarter		Six Months
	2014	2013	2014	2013
Home Health	$—	$—	$0.6	$—
Hospice	2.5	0.7	5.4	0.7
Community Care	0.1	—	0.1	—
Corporate expenses	2.1	0.1	3.9	0.2
Total	$4.7	$0.8	$10.0	$0.9

5.	During the first six months of 2013, the Company recorded non-cash charges of $224.3 million related to goodwill and other long-lived assets.
At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit due to lower than expected average daily census and higher than expected discharge rates during the first quarter. Based on the results of the interim impairment test, the Company recorded a non-cash impairment charge relating to goodwill of approximately $220.8 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company's hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million.
In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million.

6.
The Company’s effective tax rate was a tax provision of 40.8% and 41.1% for the second quarter and first six months of 2014, respectively, as compared to a tax provision of 42.4% and a tax benefit of 0.3% for the second quarter and first six months of 2013, respectively.

During the first six months of 2013, the Company recorded non-cash impairment charges of $224.3 million related to goodwill and other long-lived assets (see note 5). Excluding the impact of the impairment charges, the Company's effective tax rate would have been 40.6% for the first six months of 2013.
Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company's operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to severe weather conditions, natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company's information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2013.
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